EXHIBIT 10.28
ASSET PURCHASE AGREEMENT
by
and
between
GEO CARE, INC.
AND
ATLANTIC SHORES HOSPITAL, LLC
Dated as of December 9, 2005

TABLE OF CONTENTS

1. DEFINITIONS	1
1.1 Definitions.	1
1.2 Interpretation.	6

2. SALE OF ASSETS AND CERTAIN RELATED MATTERS	7
2.1 Sale and Transfer of the Assets.	7
2.2 Excluded Assets.	7
2.3 Title to Property.	8
2.4 Disclaimer of Warranties.	8

3. FINANCIAL ARRANGEMENTS	9
3.1 Purchase Price.	9
3.2 Assumed Liabilities.	9
3.3 Excluded Liabilities.	9
3.4 Collection Procedure for Government Patient Receivables.	11
3.5 Allocation of Purchase Price.	11
3.6 Prorations and Utilities.	11
3.7 Tax Proration.	11
3.8 Interest.	12

4. CLOSING	12
4.1 Closing.	12
4.2 Action of Seller at Closing.	12
4.3 Action of Buyer at Closing.	13
4.4 Additional Acts.	14

5. REPRESENTATIONS AND WARRANTIES OF SELLER	14
5.1 Capacity of Seller.	14
5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	14
5.3 Binding Agreement.	14
5.4 Organizational Structure.	15
5.5 Financial Statements; Internal Controls.	15
5.6 Assumed Contracts; No Defaults.	15
5.7 Real Property.	16
5.8 Title.	16
5.9 Defects in Property; Utilities and Easements.	17
5.10 Zoning.	17
5.11 Intellectual Property.	17
5.12 Insurance.	17
5.13 Litigation or Proceedings.	18
5.14 Governmental Authorizations; Compliance.	18
5.15 Regulatory Compliance; Improper Payments.	18
5.16 HIPAA Matters.	19
5.17 Compliance Program.	20
5.18 Medicare Participation; Accreditation; No Medicaid Participation.	21
5.19 Third-Party Payor Cost Reports.	21
5.20 Reimbursement.	22
5.21 Medical Staff Matters.	22
5.22 Statutory Funds.	22
5.23 Controlled Substances.	23
5.24 Reserved.	23

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5.25 Tax Liabilities.	23
5.26 ERISA Compliance.	23
5.27 Employees and Employee Relations.	25
5.28 Environmental Matters.	25
5.29 Medical Waste.	26
5.30 Brokers.	26
5.31 Absence of Certain Changes.	26
5.32 Accounts Receivable.	27

6. REPRESENTATIONS AND WARRANTIES OF BUYER	27
6.1 Capacity.	27
6.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	27
6.3 Binding Agreement.	27
6.4 Litigation.	27
6.5 Brokers.	28
6.6 Availability of Funds.	28

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	28
7.1 Seller’s Deliverables.	28
7.2 Compliance with Agreement.	28
7.3 Representations and Warranties.	28
7.5 Action/Proceeding.	28
7.6 Confirmations.	28
7.8 Absence of Certain Changes.	28
7.9 Releases.	28
7.10 Closing Documents.	29

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	29
8.1 Buyer’ s Deliverables.	29
8.2 Compliance with Agreement.	29
8.3 Action/Proceeding.	29
8.4 Representations and Warranties.	29
8.5 Purchase Price/Closing Documents.	29

9. ADDITIONAL AGREEMENTS AND COVENANTS	29
9.1 Post-Closing Access to Information.	29
9.2 Employee Matters.	29
9.3 Seller’s Benefit Plans.	30
9.4 Notices and Consents.	30
9.5 Notice of Developments and Consents.	31
9.6 Affirmative Covenants of Seller.	31
9.7 Negative Covenants of Seller.	31
9.8 Noncompete Agreement.	32
9.9 No-Shop Agreement.	33
9.10 Cost Reports.	33
9.11 Misdirected Payments.	33
9.12 Use of Controlled Substance Permit.	34

10. INDEMNIFICATION	34
10.1 Indemnification by Seller and GEO.	34
10.2 Indemnification by Buyer and PSI.	34
10.3 Survival/Indemnity Period.	35
10.4 Limitations.	35
10.5 Notice and Procedure.	36
10.6 Right of Set-Off.	37
10.7 Disregarding Materiality Exceptions.	37

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10.8 Consequential Damages.	37

11. TERMINATION	37
11.1 Termination Events.	37
11.2 Effect of Termination.	38
11.3 Remedies in the Event of Termination.	38

12. GENERAL	38
12.1 Notice.	38
12.2 Confidentiality; Public Announcement.	39
12.3 Cost of Transaction.	39
12.4 Consents, Approvals and Discretion.	40
12.5 Choice of Law; Waiver of Jury Trial.	40
12.6 Benefit/Assignment.	40
12.7 Waiver of Breach.	40
12.8 Severability.	40
12.9 Entire Agreement/Amendment.	40
12.10 Further Assurances.	41
12.11 No Third Party Beneficiaries.	41
12.12 Gender and Number.	41
12.13 Divisions and Headings.	41
12.14 No Inferences.	41

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of December 9, 2005, by and among GEO Care, Inc., a Florida corporation (“Seller”), and Atlantic Shores Hospital, LLC, a Delaware limited liability company (“Buyer”). Psychiatric Solutions, Inc. (“PSI”) and The GEO Group, Inc. (“GEO”) are also parties to this Agreement for the purpose of being subject to the indemnity obligations set forth in Article 10.
W I T N E S S E T H:
     WHEREAS, Seller owns and operates Atlantic Shores Hospital, a psychiatric inpatient facility (the “Facility” and together with Seller’s business and operations conducted solely at the Facility and not elsewhere, the “Business”), located at 4545 North Federal Highway, Fort Lauderdale, FL 33308; and
     WHEREAS, Buyer desires to acquire substantially all of the assets of Seller associated with the Business, and Seller desires to sell such assets to Buyer, all as more fully set forth below.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, the parties hereto hereby agree as follows:
     1. DEFINITIONS AND INTERPRETATION
     1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:
     “Affiliate” means as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Persons; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise ; provided that, with respect to Seller, “Affiliate” shall not include officers or directors of Seller.
     “Agency Settlements” means rights to settlements and retroactive adjustments, if any, arising under the terms of the Medicare program or the TRICARE program and against any third party payor programs which settle upon a basis other than an individual claim basis.
     “Agreement” has the meaning set forth in the Preamble.
     “Assets” has the meaning set forth in Section 2.1.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 4.2.
     “Assumed Contracts” has the meaning set forth in Section 2.1.
     “Assumed Liabilities” has the meaning set forth in Section 3.2.
     “Balance Sheet Date” has the meaning set forth in Section 5.5.

     “Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, all benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, equity-based, fringe benefit or welfare and other employee benefit plans (whether oral or written, qualified or non-qualified) and employment agreements and any trust, escrow or other funding arrangement related thereto relating to the Facility and the Business.
     “Bill of Sale” has the meaning set forth in Section 4.2.
     “Business” has the meaning set forth in the Recitals.
     “Business Associate Agreements” has the meaning set forth in Section 5.16 (f).
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Indemnified Parties” has the meaning set forth in Section 10.1.
     “Claims” has the meaning set forth in Section 10.5.
     “Closing” has the meaning set forth in Section 4.1.
     “Closing Date” has the meaning set forth in Section 4.1.
     “CMS” means the Centers for Medicare and Medicaid Services.
     “COBRA” means Title I, Part 6, of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Competing Business” has the meaning set forth in Section 9.8(a).
     “Confidential Information” has the meaning set forth in Section 12.2.
     “Cost Reports” has the meaning set forth in Section 5.19.
     “Covered Entities” has the meaning set forth in Section 5.16(a).
     “Effective Time” has the meaning set forth in Section 4.1.
     “Employment Agreement” has the meaning set forth in Section 4.2.
     “Encumbrances” means mortgages, liens, restrictions, agreements, claims, easements, encroachments, rights of way, building use, exceptions, variances, reservations, pledges, security interests, conditional sales agreements, rights of first refusal, options, obligations, restrictions, liabilities, charges or limitations of any nature.
     “Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of Seller) by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by Seller.
     “Environmental Laws” means, as they exist on the date hereof, all applicable United States federal, state, and local laws, regulations, codes and ordinances relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means (A) any related company or trade or business that is required to be aggregated with Seller under Code Sections 414(b), (c), (m) or (o); (B) any other company, entity or trade or business that has adopted or has ever participated in any Benefit Plan; and (C) any predecessor or successor company or trade or business of Seller.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contracts” means those contracts, agreements, leases and commitments to which Seller or its Affiliates are a party that (i) are insurance contracts, (ii) relate to Seller’s Benefit Plans, (iii) primarily relate to facilities, businesses and operations of Seller other than the Facility and Business (including, without limitation, group purchasing agreements), (iv) evidence intercompany transactions between or among Seller and its Affiliates or their respective directors, officers and employees, (v) are employment or severance agreements, or (vi) are listed on Schedule 1.1(vi) hereto.
     “Excluded Liabilities” has the meaning set forth in Section 3.3.
     “Facility” has the meaning set forth in the Recitals.
     “Federal Healthcare Programs” means the Medicare and TRICARE programs.
     “Federal Privacy Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 164, as amended.
     “Federal Transaction Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 162, as amended.
     “Financial Statements” has the meaning set forth in Section 4.6(a).
     “GAAP” means generally accepted accounting principals.
     “GAAP Exceptions” means unaudited financial statements not prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) as set forth on Schedule 1.1(f) attached hereto.
     “GEO” has the meaning set forth in the Preamble.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, bureau, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any contractor contracted by such governmental or quasi-governmental entity to carry out a portion of its functions, and any tribunal or arbitrator(s) of competent jurisdiction.
     “Governmental Authorization” means any approval, certificate of authority, certificate of need, accreditation, license, registration, permit, franchise, right, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8.
     “Indemnitee” has the meaning set forth in Section 10.5.
     “Indemnitor” has the meaning set forth in Section 10.5.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Intellectual Property Assets” means all intellectual property rights (common law, statutory or otherwise), including patents (including all reissues, divisions, continuations and extensions), trademarks, service marks, trade names, copyrights, and registrations and applications for any and all of the foregoing, internet domain names, formulae, algorithms, designs, inventions, methodologies, specifications, know-how, trade secrets, computer software programs and code (both object and source), development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only, but specifically excludes the name GEO Care, all abbreviations and variations thereof and service marks, symbols and logos and any other intellectual property related thereto.
     “Interest Commencement Date” has the meaning set forth in Section 3.8.
     “JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.
     “Losses” has the meaning set forth in Section 10.1.
     “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that (i) is, or is reasonably likely in the future to be, individually or in the aggregate, materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties, rights, obligations or assets of the Facility or the Business or (ii) materially impairs or delays, or is reasonably likely to materially impair or delay, the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
     “Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.
     “Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq. (“MWTA”), and applicable state law.
     “Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA § 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA § 1401 et seq., The Occupational Safety and Health Act, 29 USCA § 651 et seq., the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.
     “Permitted Encumbrances” has the meaning set forth in Section 5.8.
     “Person” means any individual, corporation, company, body corporate, association, partnership, limited liability company, firm, joint venture, trust or Governmental Authority
     “Prohibited Activities” has the meaning set forth in Section 9.8(a).
     “Provider Agreements” has the meaning set forth in Section 5.18.
     “Provider Numbers” has the meaning set forth in Section 5.18.
     “PSI” has the meaning set forth in the Preamble.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Real Estate Laws” means all applicable zoning and other land use and similar laws, codes, ordinances, rules, regulations and orders, including the Americans With Disabilities Act (other than Environmental Laws).
     “Real Property” means all of the real property described in Schedule 5.7(a)(i) hereto, including easements appurtenant benefiting Seller or the Facility, together with all buildings, improvements and fixtures thereon, all easements and other appurtenances and rights thereto and together with any rights or interests of Seller in any adjacent streets, rights of way or drainage areas serving the Facility.
     “Real Property Deed” has the meaning set forth in Section 4.2.
     “Restricted Territory” means the Miami-Dade and Broward Counties in the State of Florida.
     “Seller” has the meaning set forth in the Preamble.

     “Seller Indemnified Parties” has the meaning set forth in Section 10.2.
     “Seller Intellectual Property Assets” means the Intellectual Property Assets used or owned by Seller and its Affiliates in connection with the Facility and the Business as currently conducted, but excluding the name “GEO Care,” all abbreviations and variations thereof and service marks, symbols and logos and any other intellectual property related thereto.
     “Tax Allocation” has the meaning set forth in Section 3.5.
     “Taxes” means all applicable taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.
     “Tax Returns” means any federal, state, local and foreign returns, reports, information returns, declarations, statements and other documents relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Intellectual Property Assets” has the meaning set forth in Section 5.11(b).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and the regulations promulgated thereunder.
     “Workforce” has the meaning set forth in Section 5.16(c).
     1.2 Interpretation. In this Agreement, unless the context otherwise requires:
          (a) References to this Agreement are references to this Asset Purchase Agreement and to the Schedules and Exhibits hereto;
          (b) References to Articles and Sections are references to articles and sections of this Agreement;
          (c) References to any party to this Agreement shall include references to its respective successors and permitted assigns;
          (d) References to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;
          (e) The terms “hereof,” “herein,” “hereby,” and any derivative or similar words will refer to this entire Agreement;
          (f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
          (g) References to any law are references to that law as of the date hereof and the Closing Date, and all rules and regulations promulgated thereunder;
          (h) The word “including” shall mean including, without limitation;

          (i) References to the “knowledge” of Seller and similar variations thereof, shall mean matters, events and occurrences that are known or should reasonably have been known, as of the relevant date, by Jeff Byrd, Susan Francis or Scott Segal, given the respective capacities in which such persons are employed at the Facility as of the date hereof; and
          (j) References to time are references to Eastern Standard or Daylight Time (as in effect on the applicable day) unless otherwise specified herein.
     2. SALE OF ASSETS AND CERTAIN RELATED MATTERS
          2.1 Sale and Transfer of the Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Buyer and Buyer agrees to purchase and acquire at Closing all assets, tangible and intangible, real, personal or mixed, other than the Excluded Assets, owned or leased by Seller or any Affiliate of Seller and used in the operations of the Business, including, without limitation, the following items (collectively, the “Assets”): (i) fee simple title to the Real Property and buildings described in Schedule 5.7(a)(i) hereto, together with all improvements and fixtures located thereon or therein; (ii) all equipment, whether movable or attached to the Real Property, vehicles, furniture and furnishings; (iii) all supplies and inventory; (iv) prepaid expenses that are transferable to and useable by Buyer; (v) accounts receivable and the right to receive, consistent with Section 3.4, an amount equal to the Government Patient Receivables; (vi) subject to applicable law, all current financial, patient, medical staff and personnel records; (vii) all right, title and interest of Seller in, to or under all commitments, contracts, leases, purchase orders and agreements outstanding that relate primarily to the Facility and the Business or that otherwise relate primarily to the Assets (other than the Excluded Contracts) (collectively, the “Assumed Contracts”); (viii) to the extent assignable, all Governmental Authorizations, Medicare provider numbers and permits held by Seller relating to the ownership, development and operations of the Business; (ix) all claims, causes of action and judgments relating to the Assets arising from acts, omissions, facts or circumstances occurring at or after the Effective Time; (x) Seller’s goodwill in respect of the Business; (xi) rights to any Agency Settlements arising at or after the Effective Time; and (xii) Seller’s right to use the name “Atlantic Shores Hospital” and all variations thereof, all patents, patent applications, trade names, trademarks, service marks, trade secrets, copyrights and other intellectual property owned by Seller, and all of Seller’s rights to use all patents, patent applications, trade names, trademarks, service marks, trade secrets, copyrights and other intellectual property of other Persons.
          2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the following assets that are associated with Seller’s operations of the Business are not intended by the parties to be a part of the Assets and shall be excluded from such purchase and the definition of the Assets (collectively, the “Excluded Assets”): (i) rights to Agency Settlements arising prior to the Effective Time, (ii) any and all cash and cash equivalents owned or held by Seller (including certificates of deposit and checking and money market accounts); (iii) Seller’s records, books, minute books, tax records, and any records that by law Seller is required to retain in its possession and all books and records relating to the Excluded Assets and the Excluded Liabilities; (iv) all assets, rights and funds in connection with any Benefit Plan described in Section 5.26(a); (v) all of Seller’s insurance proceeds arising in connection with the Business prior to the Closing; (vi) except as provided in Section 3.4, the Government Patient Receivables; (vii) other assets of the Seller not specifically used in connection with or operation of the Facility or Business (including all assets used in connection with Seller’s other healthcare operations and business not relating to the Facility and Business); (viii) the Excluded Contracts; (ix) any reserves or prepaid expenses to the extent related to Excluded Assets and Excluded Liabilities and, with respect to the prepaid expenses, to the extent not transferable to and useable by Buyer; (x) all rights of Seller under or pursuant to this Agreement; (xi) all intercompany receivables of Seller with any of its Affiliates; (xii) computer software, programs and hardware, data processing system manuals and licensed software materials owned or leased by or licensed to The GEO Group, Inc., as more particularly described in Schedule 2.2; (xiii) any asset which would revert to the employer upon the termination of any Seller Benefit Plan, including assets representing a surplus or overfunding of any Seller Benefit Plan; (xiv) the name GEO Care, all abbreviations and variations thereof and service marks, symbols and logos and any other intellectual property related thereto, together with any names, symbols or abbreviations used by Seller for operations other than the Facility; (xv) the portions of inventory, prepaids and other Assets disposed of, expended or canceled, as the case may be, by Seller after the date hereof and prior to the Effective Time in the ordinary course of business; (xvi) assets owned and provided by vendors of services or goods to the Facility; (xvii) all claims, rights, interests and proceeds with respect to federal, state or local tax refunds (including but not limited to property tax) resulting from periods ending on or before the Effective Time, and the right to pursue appeals of same; (xviii) all claims, causes of action and judgments in favor of Seller arising from acts, omissions, facts or circumstances occurring prior to the Effective Time, whether or not relating to the Assets; and (xix) those assets set forth on Schedule 2.2.
          2.3 Title to Property. In connection with the sale of the Real Property hereunder, Buyer shall obtain a title commitment, at Buyer’s expense, from a title insurance company selected by Buyer, disclosing all matters of record which relate to the title to the Real Property and the requirements for both closing the purchase and issuing a standard owner’s ATLA coverage title policy. Buyer shall also obtain, at Buyer’s expense, an ALTA survey of the Real Property. Buyer shall notify Seller and the title company’s agent in writing within 10 days of receipt of the title commitment and survey of any unacceptable conditions of title that do not conform to Seller’s representations in Sections 5.7 and 5.8 below (“Title Defect”). Seller shall have the right, at its sole option, within 20 days following receipt of such notice in which to (i) attempt to cure any such Title Defect or make arrangements satisfactory to the Title Company for the cure (including affirmative insurance over) or removal of record of any such Title Defect, or (ii) elect not to cure such Title Defects. If any such Title Defect is not cured or otherwise provided for as required in this Section prior to the expiration of Seller’s 20-day cure period, Buyer may elect within 10 days thereafter by written notice to Seller to either: (i) terminate this Agreement, in which event the parties shall have no further obligation or liability to each other under this Agreement or (ii) accept the Real Property as is with the Title Defect(s). Title Defects which are so accepted will be deemed to be Permitted Encumbrances hereunder. If Buyer fails to timely notify Seller within said 10-day period of Buyer’s election pursuant to this Section, Buyer will be deemed to have elected accept with Real Property with the Title Defect(s).
          2.4 Disclaimer of Warranties. . Except as otherwise set forth in Article 5 hereof, the Assets transferred to Buyer will be sold by Seller and purchased by Buyer in their physical condition on the Closing Date, “WHERE IS, AS IS,” and WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, land, buildings and improvements, and WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the physical condition of all other Assets, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the inventory and supplies in the ordinary course of business up to the Closing.

     3. FINANCIAL ARRANGEMENTS
     3.1 Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations, warranties, covenants and agreements of Seller herein set forth and as consideration for the sale and purchase of the Assets as herein contemplated, Buyer shall pay to Seller a purchase price (the “Purchase Price”) equal to $11,500,000. The Purchase Price shall be paid to Seller at Closing by check dated the date of the Effective Time (or upon the consent of Seller and Buyer, by wire transfer of immediately available funds) in the amount of $11,500,000, and if the Purchase Price is paid by check, such check shall be dated no later than the date of the Effective Time and shall be accompanied by a letter of credit (in a form reasonably acceptable to Buyer and Seller) that may be drawn on Bank of America in the event such check is returned for insufficient funds. Seller shall pay Buyer immediately on demand, as a reimbursement for all costs, fees and expenses incurred as a result of preparing and providing the letter of credit, an amount equal to the greater of $25,000 or the actual documented costs, fees, and expenses incurred by Buyer in connection with the preparation and provision of the letter of credit (but in an aggregate amount not to exceed $40,000).
     3.2 Assumed Liabilities. As of the Effective Time, Buyer shall assume and agree to pay, perform and discharge (i) obligations under the Assumed Contracts arising out of and relating to the period after the Effective Time and all other liabilities and other obligations relating to the Facility or the Business (including, without limitation, the ownership and/or operation thereof) arising out of and relating to the period after the Effective Time; (ii) liabilities for Seller’s accounts payable and other current liabilities; (iii) employee payroll accrual of the Seller in respect of the Business, together with associated payroll taxes and contributions; (iv) accrued vacation and sick days of the Employees (as defined in Section 5.27(b) hereof) of Seller in respect of the Business who commence employment with Buyer, together with associated payroll taxes and contributions; and (v) any Taxes resulting from the ownership and/or operation of the Business and the Assets after the Effective Time, including, but not limited to, any post-Effective Time portion of any taxable periods beginning before but ending after the Effective Time (collectively, the “Assumed Liabilities”). Notwithstanding anything above to the contrary, Buyer shall not be liable for (x) uncured defaults in performance of the Assumed Liabilities for periods prior to the Effective Time and (y) unpaid amounts in respect of the Assumed Liabilities that are past due as of the Effective Time in accordance with the terms of the obligation and not accrued on the books of Seller.
     3.3 Excluded Liabilities. Except as expressly provided to the contrary in this Agreement (including, but not limited to, Section 3.2 above), under no circumstance shall Buyer be obligated to pay or assume, and none of the Assets shall be or become liable for or subject to, any liability of Seller or its Affiliates, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown, and whether or not set forth on the Schedules hereto (collectively, the “Excluded Liabilities”):
          (a) any obligation or liability accruing, arising out of, or relating to acts or omissions of any Person in connection with the Assets or the operation of the Business prior to the Effective Time;
          (b) any obligation or liability accruing, arising out of, or relating to any act or omission by Seller, any of its Affiliates, or any of their respective medical staff, employees, agents, vendors or representatives before or after the Effective Time (it being understood that any act or omission by the medical staff, employees, agents, vendors and representatives of the Facility and Business as of and after the Effective Time will not be the responsibility of Seller and its Affiliates);
          (c) any obligation or liability accruing, arising out of, or relating to any breach of any Assumed Contract by Seller or any of its Affiliates prior to the Effective Time;

          (d) any obligation or liability accruing, arising out of, or relating to any Excluded Contract;
          (e) any long-term indebtedness (including the current portion thereof);
          (f) any indebtedness for borrowed money, including indebtedness owed to a bank or other similar financial institution;
          (g) any intercompany or related-party indebtedness;
          (h) any liability or obligation for severance with respect to employees of Seller or its Affiliates;
          (i) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations, claims or actions with respect to acts or omissions (or suspected or alleged acts or omissions) of Seller, any of its Affiliates or any of their respective employees, medical staff, agents, vendors prior to the Effective Time;
          (j) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Seller, any of its Affiliates or any of their respective directors, officers, employees and agents claimed to violate any laws;
          (k) Reserved.
          (l) any liabilities or obligations of Seller or any of its Affiliates of every kind and nature, known and unknown, arising under the terms of the Medicare, TRICARE or any other third-party payor programs or health insurers, in respect of, arising out of or as a result of (i) periods prior to and up to the Effective Time, or (ii) the consummation of the transactions contemplated hereby, including claims for overpayments or other excessive reimbursement or non-covered services or any penalties or sanctions relating thereto; and (iii) any liability of Seller under, arising prior to or relating to any period prior to the Effective Time from any risk pools and other risk sharing agreements established in connection with any managed care contract assumed by Buyer hereunder;
          (m) any Taxes resulting from the ownership and/or operation of the Business and the Assets prior to the Effective Time, including, but not limited to, any pre-Effective Time portion of any taxable periods beginning before but ending after the Effective Time;
          (n) (i) except to the extent such liabilities are expressly assumed by Buyer in accordance with Section 3.2, any liability with respect to Seller’s employees relating to periods prior to the Effective Time, including liability for (A) any compensation, Benefit Plan (as defined in Section 5.25(a)) benefits, pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, paid time off, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim or personnel policy, including those relating to any termination of employment, and all employee wages and benefits, or (B) any payroll taxes; or (ii) any liability arising under the WARN Act with respect to a “covered employment loss” (as defined in the Warn Act) occurring prior to the Effective Time;
          (o) except as expressly provided to the contrary in this Agreement, liabilities for expenses incurred by Seller incidental to the preparation of this Agreement, the preparation or delivery of materials or information requested by Buyer, or the consummation of the transactions contemplated hereby, including all broker, counsel and accounting fees or any account payable which is attributable to legal and accounting fees and similar costs incurred by Seller which are directly related to the sale of any of the Assets;
          (p) liabilities arising from or in connection with (i) any order of any Governmental Authority, (ii) the violation of any law, (iii) the violation of any Medicare or TRICARE program integrity or compliance agreement, each of the foregoing involving Seller or relating to or arising in connection with the use, operation, ownership or possession of the Assets prior to the Effective Time;
          (q) liabilities attributable to any of the Excluded Assets; and
          (r) except as expressly provided to the contrary in this Agreement, any other liability, fixed or contingent, known or unknown, relating to or arising out of the ownership, operation or use of the Business or the Assets prior to the Effective Time.
     3.4 Collection Procedure for Government Patient Receivables. Seller hereby appoints Buyer, and Buyer agrees to act, as Seller’s collection agent with respect to the Government Patient Receivables. In connection therewith, on or before the Effective Time Buyer shall establish a “lock box” standing in Seller’s name and under Seller’s control at a financial institution selected by Seller and reasonably acceptable to Buyer. After the Effective Time, Buyer shall deposit all cash, checks, drafts or other similar items of payment with respect to all of the Government Patient Receivables in such lock box. On or before the Effective Time, Seller shall take commercially reasonable action to cause Governmental Patient Receivables to be deposited directly into such lock box. Seller shall have the exclusive authority to withdraw funds from such lock box. Seller hereby assigns all amounts deposited by Buyer, as collection agent, into the lock box to Buyer in satisfaction of Seller’s obligation pursuant to Section 2.1(v) hereof to transfer to Buyer an amount equal to the value of Seller’s Government Patient Receivables. “Government Patient Receivables” means accounts receivable existing at the Effective Time arising from the rendering of services and the provision of medicines, drugs and supplies to patients and customers of the Business relating to Medicare, TRICARE and other third-party patient claims of Seller due from beneficiaries or governmental third-party payors.
     3.5 Allocation of Purchase Price. The Purchase Price for the Facility will be allocated among the Purchased Assets in the manner required by Section 1060 of the Code. In making such allocation, the fair market values will be agreed to by Buyer and Seller prior to the Effective Time and will be listed on Schedule 3.5 to be attached hereto prior to or at Closing. If the parties are unable to resolve any material differences with regard to the allocation of the Purchase Price among the Assets, then the real property (inclusive of buildings and improvements) will be valued at the assessed value (as reflected in the records of the Broward County Property Appraiser’s Office) plus 15% (or the net book value of such real property, if greater) and the remainder of the Purchase Price shall be allocated among the balance of the Assets. If the parties agree on the Purchase Price allocation, then to the extent required, all tax returns or other tax information they may file or cause to be filed with any Governmental Entity shall be prepared and filed consistently with such allocation.
     3.6 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, Buyer and Seller shall prorate as of the Effective Time, any and all current real estate and personal property lease payments, charges against the real estate, power and utility charges and all other income and expenses that are normally prorated upon the sale of a going concern.
     3.7 Tax Proration. Buyer and Seller shall prorate as of the Effective Time any amounts with respect to (i) ad valorem and non-ad valorem taxes on the Assets and (ii) personal property taxes and real property taxes on the Assets. Payments for ad valorem and non-ad valorem, personal property and real property taxes shall initially be determined based on the previous year’s taxes with respect to such property, after application of all discounts, if any.
     3.8 Interest. Unless otherwise provided herein to the contrary, any payment required to be made by any party pursuant to this Agreement, if not paid before five business days after the date such payment is required to be made hereunder (the “Interest Commencement Date”), shall include interest from the Interest Commencement Date to the day such payment is made, computed at a rate equal to the prime rate as published in The Wall Street Journal plus two percent. All requests for payment pursuant to this Section 3.8 shall be accompanied by a certificate of an officer of the party entitled to receive such payment setting forth the amount of the payment due pursuant to this Agreement (without regard to any amounts payable through operation of this Section 3.8) and the applicable Interest Commencement Date.
     4. CLOSING
     4.1 Closing. As soon as practicable following the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 7 and 8 hereof, the consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (“Closing”) shall take place at 10:00 a.m. Eastern Daylight Time on the date on which all conditions precedent and other matters required to be completed as of the Closing Date have been completed or on such other date, time and place as the Parties shall mutually agree (the “Closing Date”); provided, however, that subject to Section 11.1(c) hereof, the Closing shall be effective as of 12:00 noon on January 1, 2006 (the “Effective Time”) unless the Closing shall not occur on January 1, 2006, in which case the Effective Time shall be 12:01 a.m. on the day following the Closing Date.
     4.2 Action of Seller at Closing. At Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
          (a) a special warranty deed, fully executed by Seller, transferring good title to the Real Property, the form of which is attached hereto as Exhibit 4.2(b) (the “Real Property Deed”);
          (b) a Bill of Sale and Assignment (the “Bill of Sale”), fully executed by Seller, transferring to Buyer good title to all tangible and intangible assets comprising the Assets (other than the Real Property), the form of which is attached hereto as Exhibit 4.2(c);
          (c) an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by Seller, pursuant to which Seller assigns and Buyer assumes all right, title and interest of Seller in, to and under the Assumed Contracts, the form of which is attached hereto as Exhibit 4.2(d);
          (d) a copy of resolutions duly adopted by the board of directors, board of trustees or other authorized governing body of Seller authorizing and approving the transactions contemplated hereby, Seller’s performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the documents described herein to which Seller is a party, certified as true and of full force as of Closing by an appropriate officer of Seller;
          (e) the signature and incumbency of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and documents that Seller is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of Seller;

          (f) a certificate of an officer of Seller certifying that each covenant and agreement of Seller to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and that each of the representations and warranties of Seller set forth herein is true and correct in all material respects as of the Closing Date;
          (g) a certificate of existence and good standing (or its functional equivalent) of Seller from the Florida Secretary of State and any foreign qualifications of Seller, dated the most recent practical date prior to Closing; and
          (h) Seller shall supply an “owner’s affidavit” reasonably acceptable to the title company to cause the Schedule B-II “preprinted” exceptions (except for matters shown on the survey) to be deleted from the final title policy, together with such other certificates or matters as the title company shall reasonably require to satisfy Seller’s requirement to issue a valid Owner’s Title Policy, insuring Buyer’s interest in the Real Property in an amount equal to the value allocable to the same, and any endorsements to the policy reasonably requested by and available in the State of Florida.
     4.3 Action of Buyer at Closing. At Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
          (a) the Purchase Price;
          (b) the Bill of Sale and Assignment, fully executed by Buyer, pursuant to which Buyer will take assignment and assume title to the Assets;
          (c) the Assignment and Assumption Agreement, fully executed by Buyer, pursuant to which Buyer shall assume the Assumed Liabilities and the Assumed Contracts;
          (d) a copy of resolutions duly adopted by the board of directors of Buyer authorizing and approving the transactions contemplated hereby, Buyer’s performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the documents described herein to which it is a party, certified as true and of full force as of Closing by an appropriate officer of Buyer;
          (e) the signature and incumbency of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and documents that Buyer is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of Buyer;
          (f) a certificate of an authorized officer of Buyer certifying that each covenant and agreement of Buyer to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and that each of the representations and warranties of Buyer set forth herein is true and correct in all material respects as of the Closing Date;
          (g) a certificate of existence and good standing of Buyer from the Delaware Secretary of State, dated the most recent practical date prior to Closing; and
          (h) a certificate of authority and active status of Buyer from the Florida Secretary of State, dated the most recent practical date prior to Closing.

     4.4 Additional Acts. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request, to convey and transfer more effectively full right, title and interest to, to vest in, and to place Buyer in legal and actual possession of any and all of the Assets as contemplated by and in accordance with the terms of this Agreement, and (b) Buyer shall execute and deliver such other instruments and take such other actions as Seller may reasonably request to effectuate the transactions contemplated by this Agreement.
     5. REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof, Seller represents and warrants to Buyer the following:
     5.1 Capacity of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which it conducts business except where he failure to be so qualified or licensed would not have a material adverse effect on the Facility or the Business . Seller has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.
     5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and all other agreements referenced in or ancillary hereto by Seller, and the consummation of the transactions contemplated herein by Seller:
          (a) are within Seller’s powers and are not in contravention of the terms of any of its governing documents or any amendments thereto;
          (b) except as set forth on Schedule 5.2(b), will neither constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, or any other restriction of any kind to which Seller is a party or by which Seller is bound, nor permit the acceleration of the maturity of the Assumed Liabilities, or the creation of any lien, charge or encumbrance affecting any Assets;
          (c) except as set forth on Schedule 5.2(c), do not require Seller to obtain any approval or consent of, or give notice to or make any filing with, any Governmental Authority bearing on the validity of this Agreement that is required by law or the regulations of any such Governmental Authority;
          (d) will not violate any statute, law, rule or regulation of any Governmental Authority to which Seller or the Assets may be subject; and
          (e) will not violate any judgment of any court or Governmental Authority to which Seller or the Assets may be subject.
     5.3 Binding Agreement. This Agreement and all agreements contemplated by this Agreement to which Seller is or shall become a party are and will constitute the valid and legally binding obligation of Seller and will be enforceable against Seller in accordance with the respective terms hereof or thereof, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     5.4 Organizational Structure. The GEO Group, Inc., a Florida corporation, owns 100% of the issued and outstanding capital stock of Seller. There are no outstanding securities, options, warrants, calls, rights or agreements to which Seller is a party obligating it to issue, deliver, sell or cause to be issued, delivered or sold capital stock or other voting securities. There are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of Seller.
     5.5 Financial Statements; Internal Controls.
          (a) Schedule 5.5 hereto contains copies of the following financial statements of Seller in respect of the Business (the “Financial Statements”): (i) audited balance sheets dated as of December 28, 2003 and January 2, 2005 and the unaudited balance sheet as of October 2, 2005 (the “Balance Sheet Date”); and (ii) audited income statements for the fiscal years ended January 1, 2004 and January 1, 2005 and the unaudited income statement for the period ended October 2, 2005. Such Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated; provided, however, that unaudited Financial Statements are subject to the GAAP Exceptions. Such balance sheets present fairly in all material respects the financial condition of Seller in respect of the Business as of the dates indicated thereon, and such income statements present fairly in all material respects the results of Seller’s operations in respect of the Business for the periods indicated thereon.
          (b) With the exception of the liabilities set forth on the Financial Statements, the liabilities set forth on Schedule 5.5, and the liabilities incurred in the ordinary course of the business of Seller since the Balance Sheet Date, Seller does not have any liabilities with respect to the Business of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due. There is no prepaid or deferred revenue associated with or in connection with the Business.
          (c) Seller maintains disclosure controls and procedures designed to ensure that material information relating to the Business is made known to Seller’s Chief Executive Officer and Chief Financial Officer. Seller maintains internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
     5.6 Assumed Contracts; No Defaults. Attached hereto as Schedule 5.6 is a list of the Material Assumed Contracts. Seller has made available to Buyer copies of the Material Assumed Contracts. The foregoing notwithstanding, the availability to Buyer of the Business’ managed care contracts containing rates shall be delayed until such time as the respective counsel for Seller and Buyer mutually determine in order to comply with applicable federal antitrust considerations. There is not, under any of the Material Assumed Contracts, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of Seller, except such defaults, events of default and other events as to which requisite waivers or consents have been obtained. All of the Material Assumed Contracts are valid and binding obligations of the parties thereto, are in full force and effect and are enforceable against the parties thereto in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. “Material Assumed Contract” means any Assumed Contract that (a) obligates Seller to pay an amount of Twenty-Five Thousand dollars ($25,000) or more in any twelve month period or obligates Seller to pay an aggregate amount of Fifty Thousand Dollars ($50,000) or more, (b) has an unexpired term as of the Balance Sheet Date in excess of six (6) months that is not terminable upon sixty (60) days or less notice by Seller at any time during the term, without penalty, (c) contains a covenant not to compete or otherwise significantly restricts business activities, (d) limits the ability of Seller to conduct its business, including as to manner or place, (e) contains a right of first refusal, (f) constitutes a collective bargaining agreement, (g) represents a contract upon which the business of the Hospital is substantially dependent or a contract which is otherwise material to the business of the Hospital, (h) represents a contract with a physician or any other referral source, or to the knowledge of Seller, an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any contract with a pharmacy or any other supplier of medical products to patients of the Facility, (k) to the knowledge of Seller, represents a contract with an entity in which a referring physician or any other referral source (as that term is defined in 42 U.S.C. § 1395m(h)(7)) or a referring physician’s immediate family member has an ownership or investment interest, or (l) represents a third party payor, managed care or preferred provider organization contract.
     5.7 Real Property.
          (a) Seller owns good and marketable title in fee simple to the Real Property, which is described in Schedule 5.7(a)(i) hereto (which Schedule includes a legal description of all of the Real Property). The Real Property constitutes all of the owned real property used by Seller in the operation of the Business. There are no leases by Seller as landlord to third parties relating to the Business. A list and general description of the use of all real property leased by Seller as lessee from any third parties under any oral or written lease or license (each, a “Lease”), together with the relevant address, term, rental rate, area leased and whether such leased property is subject to Seller’s option to renew is contained on Schedule 5.7 (a)(ii) hereto (the “Leased Real Property” and, together with the Real Property, the “Real Estate”). Seller has a good and valid leasehold interest in all of the Leased Real Property. There are no agreements or amendments, oral or written, pertaining to the Leased Real Property other than as set forth in the Leases referenced on Schedule 5.7(a)(ii). The Real Estate constitutes all of the real property used by Seller in the operation of the Facility.
          (b) The Real Property is in compliance with all Real Estate Laws, and Seller has not received any written notice of violation from any Governmental Authority of any Real Estate Law on the use or occupancy of the Real Property. Seller has all easements, servitudes, and rights-of-way necessary for access to the Real Property. All utilities serving the Real Property are adequate, in Seller’s reasonable opinion, to operate the Business in the manner it is currently operating. Except as may be indicated on the survey prepared by Robert M. Jones of MACTEC Engineering and Consulting, dated December 5, 2005, no improvements encroach onto adjacent property, (ii) violate setback, building or side lines or (iii) encroach onto any easements or servitudes located on the Real Property. No portion of the Real Property is located within a flood plain or constitutes an area classified as a protected wetland. Seller has received no written notice of any action to alter the zoning or zoning classification or to condemn, requisition or otherwise take all or any portion of the Real Property.
     5.8 Title. Except for the Permitted Encumbrances, there exist no Encumbrances affecting the Real Property, and Seller is in actual possession of the Real Property. At Closing, Seller will convey to Buyer good and valid marketable title to the Real Property and good and valid title to the personal property, tangible and intangible, constituting the remainder of the Assets, free and clear of any Encumbrance except (i) current taxes and assessments not yet due and payable or being contested in good faith, (ii) any applicable Assumed Liabilities, (iii) utility easements providing service to the Real Property, (iv) access easements and rights of way providing vehicular and pedestrian access to the Real Property, (v) such other easements and rights of way as are common to the lots in the vicinity and do not impair or diminish the value or use of the Facility as currently used, and (vi) other matters, Encumbrances and defects approved by Buyer in writing, if any, or as deemed accepted by Buyer pursuant to Section 2.3 hereof (the foregoing items (i) through (vi) being referred to herein as the “Permitted Encumbrances”). Except for the Excluded Assets, the Assets constitute in all material respects all tangible and intangible assets necessary for the operation of Seller’s Business in accordance with past practice.

     5.9 Defects in Property; Utilities and Easements. There are no defects to the knowledge of Seller in the condition of the Real Property or the Assets that will impair the condition of the Assets or the operation of the Business as operated by Seller on the date hereof. There is no material defect in the Real Property, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and sprinkler systems) therein, or the parking and loading areas other than ordinary wear and tear, and all such systems are adequate for their present uses. To Seller’s knowledge, all Assets are in a condition adequate for their current uses, ordinary wear and tear excepted. There are no material defects or deficiencies in any necessary utility services and easements for such services including, without limitation, electrical, gas, water, sewer and telephone.
     5.10 Zoning. The present use of the Real Property is permitted, and it is a conforming structure under applicable zoning and building laws and ordinances. There are no pending or, to Seller’s knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Business.
     5.11 Intellectual Property.
          (a) Seller owns, is licensed or otherwise possesses legally enforceable rights to use in the manner and to the extent currently being used by Seller all the Seller Intellectual Property Assets, without (i) infringing or violating the valid and enforceable rights of others, (ii) constituting a breach of any agreement, obligation, promise or commitment by which Seller and its Affiliates may be bound or (iii) violating any laws in any applicable jurisdiction.
          (b) No actions or proceedings (i) have been made or are currently pending or, to Seller’s knowledge, threatened by any person with respect to the Seller Intellectual Property Assets, including any actions or proceedings challenging the right of Seller to use, possess, transfer, convey or otherwise dispose of any Seller Intellectual Property Assets, or (ii) have been made or are currently pending or, to Seller’s knowledge, threatened by any person with respect to the Intellectual Property Assets of any third party (the “Third Party Intellectual Property Assets”) to the extent arising out of any use, possession, transfer, reproduction, conveyance, distribution or other disposition of, or of products or methods covered by or otherwise relating to, such Third Party Intellectual Property Assets by or through Seller.
          (c) To the knowledge of Seller, there is no unauthorized use, infringement, misappropriation or other violation of any of Seller’s Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of Seller or any of its subsidiaries.
          (d) The Seller Intellectual Property Assets include all intellectual property rights and interests necessary to conduct the Business of Seller as it is currently conducted, and assuming any contractually required consents are obtained, such rights will not be adversely affected by Seller or any other person claiming under or through Seller or otherwise in connection with or arising from the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby, except where such adverse affect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.
     5.12 Insurance. Seller maintains in full force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth in Schedule 5.12. Seller has not been refused any insurance with respect to the Assets or the operations of the Business by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. True and correct copies of all such policies, and all endorsements thereto, have been delivered to Buyer.
     5.13 Litigation or Proceedings. Seller has delivered to Buyer an accurate list and summary description of all pending litigation or proceedings with respect to the Business and the Assets to which Seller is a party. Except to the extent set forth on Schedule 5.13, there are no claims, actions, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened against or affecting Seller with respect to the Business, at law or in equity, before or by any Governmental Authority wherever located and, to the knowledge of Seller, no basis for any such action exists.
     5.14 Governmental Authorizations; Compliance. Seller possesses all Governmental Authorizations that are required for the current conduct of the Business and the use of the Facility. Seller is in compliance in all material respects with all requirements of federal, state and local law, all applicable terms and requirements of each Governmental Authorization, and all requirements of all Governmental Authorities having jurisdiction over the Seller, the conduct of the Business, the use of its properties and assets and all premises occupied by it at the Facility. Seller has not received any notice, not heretofore complied with, from any Governmental Authority having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations, facilities, equipment, or business procedures or practices at the Facility fail to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any Governmental Authority. Attached hereto as Schedule 5.14 is a correct and complete list of all Governmental Authorizations. Except as disclosed in Schedule 5.14, Seller validly holds all such Governmental Authorizations, each such Governmental Authorization is valid, binding, in good standing and in full force and effect, and Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Governmental Authorization.
     5.15 Regulatory Compliance; Improper Payments.
          (a) Except as set forth in Schedule 5.15 hereto, Seller has not received any written notice from any Governmental Authority, whether federal, state or local, that any of the Business’ operations are not in compliance in all material respects with all applicable laws and regulations. Seller has timely filed all reports, data and other information required to be filed under applicable laws and regulations. Seller and the Business have been and are in compliance in all material respects with all laws and regulations required to carry on the Business as currently conducted.
          (b) Except to the extent permitted by applicable law, neither Seller, nor to Seller’s knowledge, any director, officer or employee of Seller, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements, with any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third-party payors of Seller in exchange for business or payments from such persons; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third-party payor or any other person in exchange for business or payments; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any law or regulation of the United States or under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason; (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any improper payment to any person; (vi) made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value; or (vii) committed a violation of any law or regulation, specifically including, but not limited to, Medicare and Medicaid fraud and abuse provisions of the Social Security Act, including any activity which is prohibited under (i) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.); (ii) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn) or the regulations thereunder; (iii) the False Claims Act (31 U.S.C. § 3729); (iv) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (v) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343); (vi) False Statements Relating to Health Care Matters (18 U.S.C. § 1035); and (vii) Health Care Fraud (18 U.S.C. § 1347) or regulations related to any of the above (or related state and local fraud and abuse statutes or regulations).
          (c) Except as permitted by applicable law or regulation, neither Seller nor to Seller’s knowledge any of its directors, officers or employees is a party to any contract, lease agreement or other arrangement (including but not limited to any joint venture or consulting agreement) related to Seller, the Business or the Assets with any physician, physical or occupation therapist, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Seller with respect to any of the Business or the Assets, to provide services, lease space, lease equipment or engage in any other venture or activity.
          (d) Except as set forth in Schedule 5.15, no Affiliate of Seller directly or indirectly with respect to the Facility and Business: (i) provides any services to Seller, or is a lessor, lessee or supplier to Seller; (ii) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, Seller or the Business, except for claims and amounts owed in the ordinary course of business, such as for expense advances or unreimbursed expenses, accrued vacation pay and accrued benefits under Benefit Plans; (iii) has any interest in or owns property or rights used in the operation of the Business; (iv) is a party to any contract, lease or other agreement, arrangement, understanding or commitment relating to the Assets or the operation of the Business (other than compensation and/or employee benefits payable in the ordinary course of business); or (v) received from or furnished to Seller any goods or services without adequate consideration.
          (e) Schedule 5.15(e) lists all financial relationships (whether or not memorialized in writing) that Seller has had with any individual known by Seller to be a physician or an immediate family member of a physician since August 1, 1999, in connection with the Business. For purposes of this Section 5.16(e), the term “financial relationship” has the meaning set forth in 42 U.S.C. §1395nn and the regulations promulgated thereunder.
     5.16 HIPAA Matters.
          (a) Each business, entity or component of any entity owned or controlled by Seller that is a health plan, healthcare clearinghouse or healthcare provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”) is in compliance with and has not violated the administrative simplification section of HIPAA, the Federal Privacy Regulations, the Federal Transaction Regulations or applicable state privacy laws.
          (b) To the extent a Covered Entity directly or indirectly conducts a Transaction (as defined in the Federal Transaction Regulations) using Electronic Media (as defined in the Federal Transaction Regulations) with another covered entity, such Transactions use and will use the standards mandated by the Federal Transaction Standards (as defined in the Federal Transaction Regulations).

          (c) A complete and accurate list of all Covered Entities and each Organized Health Care Arrangement (as defined in the Federal Privacy Regulations) in which a Covered Entity participates is attached hereto as Schedule 5.16(A). Complete and accurate copies of each Covered Entity’s policies relating to the privacy of its patients’ Protected Health Information (as defined in the Federal Privacy Regulations) are attached hereto as Schedule 5.16(B). Each such policy relating to the privacy of patient’s Protected Health Information complies with the Federal Privacy Regulations and applicable state privacy laws. Each Covered Entity has provided its patients with a privacy notice that contains all of the requirements of 45 C.F.R. Section 164.520(b) at the times required by 45 C.F.R. Section 164.520(c) and has documented compliance with the foregoing requirements. An accurate copy of each Covered Entity’s privacy notice and any policy relating thereto, or the most recent draft thereof, has been furnished to Buyer. Each Covered Entity and its employees, volunteers, trainees, and other persons whose conduct, in the performance of work for a Covered Entity, is under the direct control of such entity (collectively, the “Workforce”) has only Used (as defined in the Federal Privacy Regulations) or Disclosed (as defined in the Federal Privacy Regulations) Protected Health Information in accordance with its privacy notices, the Covered Entity’s privacy policies relating to Protected Health Information and the Federal Privacy Regulations.
          (d) To the extent either Seller or any Covered Entity maintains Group Health Plans (as defined in Federal Privacy Regulations) for its employees and the dependents thereof, the Group Health Plan (i) has implemented policies to establish the permitted and required Uses and Disclosures of Protected Health Information to the plan sponsor, provided that such policies are not inconsistent with the Federal Privacy Regulations; (ii) has received certification from the plan sponsor that the Group Health Plan documents have been amended to incorporate the provisions set forth in 45 C.F.R. Sections 164.504(f)(2)(ii) and (f)(iii); (iii) provided its employees and their dependents covered by such Group Health Plan the applicable notices regarding the amendments of such Group Health Plan; and (iv) has provided Buyer with the telephone number of, and the name of a contact person at, each such Group Health Plan.
          (e) Each Covered Entity has provided its patients the right to inspect, obtain a copy of, amend, receive an accounting of the disclosures, request an alternative means of disclosure and alternative locations for disclosure of Protected Health Information in accordance with the Federal Privacy Regulations. To the extent that a Covered Entity has agreed to additional restrictions on the use or disclosure of Protected Health Information requested by a patient, the Covered Entity has complied with such requests.
          (f) Complete and accurate copies of all agreements (collectively, “Business Associate Agreements”) between a Covered Entity and a Business Associate (as defined in the Federal Privacy Regulations), together with a complete and accurate summary of the terms and conditions of any oral arrangements with Business Associates, have been made available to Buyer. Neither Seller nor any Covered Entity is aware of any breach by a Business Associate of any Business Associate Agreement or any violation by a Business Associate of HIPAA, the Federal Transaction Regulations, the Federal Privacy Regulations, or the Federal Security Regulations.
          (g) To Seller’s knowledge, no patient has filed a HIPAA related complaint with Seller, the Business or any Governmental Authority.
     5.17 Compliance Program. Seller has provided to Buyer a copy of its current compliance program materials. Except as set forth on Schedule 5.17, Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (d) [to the knowledge of Seller,]has not been a defendant in any qui tam/False Claims Act or similar litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the Business or any other health care businesses conducted by Seller), and (f) has not received any written complaints or complaints through their telephonic hotlines from employees, independent contractors, vendors, physicians, or any other person that would indicate that Seller has in the past violated, or is currently in violation of, any law or regulation. Buyer has been provided with a description of each audit and investigation conducted by Seller pursuant to its compliance program with respect to the Business during the last three years. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the Compliance Program Guidance published by the Office of Inspector General of the Department of Health and Human Services.
     5.18 Medicare Participation; Accreditation; No Medicaid Participation. (a) The Business is certified for participation in the Federal Healthcare Programs and Seller has a provider agreement with each such Federal Healthcare Program (the “Provider Agreements”). The Business is in compliance with the conditions of participation of the Federal Healthcare Programs and with the terms, conditions and provisions of the Provider Agreements. The Provider Agreements are each in full force and effect, and Seller has no knowledge of any fact or circumstance that would cause any such Provider Agreement not to remain in force or be renewed on and after Closing. Attached hereto as Schedule 5.18 is a complete list of all Medicare provider numbers (the “Provider Numbers”) in the name of Seller, the Business or as otherwise specified, which Seller is currently using in its operations (excluding any Medicare provider numbers for facilities that were sold or closed by Seller prior to the date of this Agreement). The Provider Numbers are active with CMS. The Business is duly accredited, with all Type I recommendations removed, by JCAHO for the three (3) year period set forth on Schedule 5.18. Copies of the two most recent accreditation survey reports from JCAHO pertaining to the Business have been made available to Buyer. Except as set forth in Schedule 5.18, since the date of its most recent JCAHO survey, Seller or the Business has not made any changes in policy or operations that it believes would cause the Business to be denied participation in the Federal Healthcare Programs. To Seller’s knowledge, there is no proceeding, investigation or survey pending or threatened, involving any of the Federal Healthcare Programs or any other third-party payor programs, with respect to the Business, and Seller has no reason to believe that any such investigations or surveys are pending, threatened, or imminent.
          (b) The Business and the Seller do not currently participate and have not in the past participated in the Medicaid program. Neither the Business nor the Seller is a party to a provider agreement with the Medicaid program. Neither the Business nor the Seller owes any funds or has any outstanding obligation to the Medicaid program, nor does the Medicaid program owe funds or have any outstanding obligation to Business or Seller.
     5.19 Third-Party Payor Cost Reports. Seller duly filed all required cost reports for all the fiscal years through and including the fiscal year ended January 2, 2005 (the “Cost Reports”). Except as set forth on Schedule 5.19 and except for immaterial adjustments to the Cost Reports, all of the Cost Reports filed by Seller accurately reflect the information required to be included thereon and do not claim, and Seller has not received reimbursement in any amount in excess of, the amounts allowed by applicable law or any applicable agreement. Schedule 5.19 attached hereto accurately indicates which Cost Reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, and any and all other unresolved claims or disputes in respect of the Cost Reports.

     5.20 Reimbursement. Except as set forth on Schedule 5.20, all billing practices of Seller with respect to all third-party payors of the Business, including the Federal Healthcare Programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third-party payors, private insurance companies and the Federal Healthcare Programs. To Seller’s knowledge, all claims, returns, invoices and other forms made by the Business to the Federal Healthcare Programs or any other third-party payor are true, complete, correct and accurate in all material respects. No deficiency in any such claims, returns or other filings relating to the Business, including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the knowledge of Seller, threatened by any Governmental Authority or any other third-party payor and, to the knowledge of Seller, there is no basis for any such claims or deficiencies. Seller or the Business has not within the prior five years been subject to any audit relating to fraudulent Medicare procedures or practices. Seller or the Business has not billed or received any payment or reimbursement in excess of amounts allowed by law. There is no proceeding, investigation (except for medical reviews or claim reviews in the ordinary course of business), pending or threatened against Seller or the Business, involving any of the Federal Healthcare Programs, or any other third-party payor programs. Attached as Schedule 5.20 are copies of all written reports, surveys, deficiency notices, complaints, plans of correction, inquiries or notices of investigation received by Seller or the Business within the past two years from any intermediary or other payor, Governmental Authority or accrediting body. Seller or the Business is not currently under focused medical review or the subject of any probe edits by the CMS or the Business’s Medicare fiscal intermediary and, to the knowledge of Seller, no such actions have been threatened by CMS or the Business’s Medicare fiscal intermediary.
     5.21 Medical Staff Matters. Schedule 5.21 includes true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Business. With regard to the medical staff of the Business and except as set forth on Schedule 5.21 hereto, there are no pending or, to Seller’s knowledge, threatened disputes with applicants, staff members or health professional Affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Seller has delivered to Buyer a written disclosure containing a brief general description of all adverse actions taken in the six months prior to the date hereof against medical staff members or applicants which could result in claims or actions against Seller. Schedule 5.21 includes a list of the members of the Business’ medical staff. Except as listed on Schedule 5.21, to Seller’s knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting any member of the medical staff at law or in equity, or before or by any Governmental Authority wherever located. Except as listed on Schedule 5.21, no member of the Business’s medical staff has resigned or had his or her privileges revoked or suspended during the past year. Except as set forth on Schedule 5.21, (i) no employee or independent contractor of Seller (whether an individual or entity), or any member of Business’s medical staff has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) during the last five years, nor is any such exclusion threatened or pending and (ii) none of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of Seller, has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any such exclusion, sanction or conviction threatened or pending. Neither Seller has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), nor is any such exclusion threatened or pending. Seller has not been convicted of a criminal offense related to the provision of health care services.
     5.22 Statutory Funds. None of the Assets are subject to any liability to which Buyer may become obligated in respect of amounts received by Seller for the purchase or improvements of the Assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act (42 U.S.C. § 291 et seq.).

     5.23 Controlled Substances. To Seller’s knowledge, none of Seller’s employees, or persons who provide professional services under agreements with Seller at the Facility or with respect to the Business, has engaged in any activities which are prohibited under the federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.
     5.24 Reserved.
     5.25 Tax Liabilities.
          (a) Seller has duly filed or caused to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Tax Returns (including information returns) which are required to be filed on or before the Closing Date by or on behalf of Seller with respect to the Assets or the Business. All such Tax Returns are correct and complete in all material respects. All Taxes due and payable prior to the date hereof (or, as of the Closing Date, due and payable prior to the Closing Date) relating to the Assets or the Business for periods ending on or before the Closing Date, whether or not shown on any Tax Return filed or due prior to the Closing Date, have been paid in full, and all Taxes relating to the Assets or the Business for periods ending on or before the Closing Date, whether or not shown on Seller’s Tax Returns filed after the Closing Date for a period that begins before the Closing Date, will be paid in full within the time permitted under the Code or applicable laws. There are no liens on any of the Assets with respect to Taxes, other than liens, if any, for Taxes not yet due and payable.
          (b) (i) No deficiencies for Taxes with respect to the Business, Facility or the Assets have been claimed, proposed or assessed in writing by any Governmental Authority which, if not paid on a timely basis, would result on or after the Closing Date, in a lien for Taxes on any of the Assets, (ii) there are no pending or threatened audits, suits, proceedings, actions, investigations or claims for or relating to any liability in respect of Taxes with respect to the Business, Facility or the Assets for which Buyer could become liable, the adverse determination of which could result, on or after the Closing Date, in a lien for Taxes on any of the Assets, and (iii) there are no matters under discussion by Seller with any Governmental Authorities with respect to Taxes that may result in an additional amount of Taxes for which Buyer may have any liability or which may attach to the Assets.
          (c) Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments with respect to the Business that will not be deductible under Section 280G of the Code. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party in connection with the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
     5.26 ERISA Compliance.
          (a) Seller has provided Buyer a complete and correct list of all Benefit Plans affecting the Employees.
          (b) Neither Seller nor any ERISA Affiliate has been liable at any time for (i) contributions to a plan that is or has been at any time subject to Section 412 of the Code, Section 302 of

ERISA and/or Title IV of ERISA or (ii) any multi-employer plan (as defined in Section 3(37) of ERISA) or any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
          (c) Seller has heretofore made available to Buyer, with respect to each of the Benefit Plans, true, accurate and complete copies of the following documents as applicable: (i) the Benefit Plan document and all amendments, and (ii) all personnel, payroll and employment manuals and policies.
          (d) There have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans and related funding arrangements that could subject Buyer to any liability. Except as disclosed in Schedule 5.26, each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter), and no event has occurred which could cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Benefit Plan is fully funded and has been operated in material compliance with applicable law, including Section 401(a) of the Code and ERISA, as applicable, and in accordance with its terms.
          (e) All required reports, tax returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service and the U.S. Department of Labor and/or, as appropriate, provided to participants in the Benefit Plans.
          (f) There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of Seller, none are threatened.
          (g) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of compensation to any employee, or former employee of the Business. No Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any current or former employee of the Business to excise tax under Section 4999 of the Code.
          (h) No Benefit Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employee of the Business or their beneficiaries for any period of time beyond the earlier of (i) termination of employment or (ii) the end of the current plan year (except to the extent of coverage required under COBRA).
          (i) All contributions to the Benefit Plans, including salary deferrals, which have been required to be made in accordance with the terms of the Benefit Plans and applicable law have been duly and timely made. Further, as of the Closing Date, Seller will have paid in full all liabilities or accrued on their books the appropriate outstanding liability with respect to each employee or former employee of the Business in each Benefit Plan in accordance with GAAP.
          (j) Seller and its ERISA Affiliates have complied in all respects with the continuation coverage provisions of COBRA with respect to all current employees and former employees. Seller has made available to the Buyer a list of all current and former employees of the Business who are eligible for and/or have elected continuation coverage under COBRA.
          (k) To Seller’s knowledge, no lien, security interests or other encumbrances exist with respect to any of the assets of the Business, which were imposed pursuant to the terms of the Code or ERISA.

          (l) To the extent that Seller maintains a Group Health Plan (as defined in the Federal Privacy Regulations) for its employees and the dependents thereof, each such Group Health Plan (i) has implemented policies to establish the permitted and required Uses and Disclosures of Protected Health Information to the plan sponsor, provided that such policies are not inconsistent with the Federal Privacy Regulations; (ii) has received certification from the plan sponsor that the Group Health Plan documents have been amended to incorporate the provisions set forth in 45 C.F.R. Sections 164.504(f)(2)(ii) and (f)(iii); and (iii) provided its employees and their dependents covered by such Group Health Plan the applicable notices regarding the amendments of such Group Health Plan.
     5.27 Employees and Employee Relations.
          (a) Except as set forth on Schedule 5.27(a), as of the date hereof, (i) there is no pending or, to Seller’s knowledge, threatened employee strike, work stoppage or labor dispute, (ii) to Seller’s knowledge, no union representation question exists respecting any employees of Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller, no union organizing activities by or with respect to any employees of Seller are taking place, and none of the employees of Seller are represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Seller, (iv) there is no unfair practice claim against Seller before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Seller’s knowledge, threatened against or involving the Business and none has occurred and (v) there are no pending or, to Seller’s knowledge, threatened complaints or charges before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like.
          (b) Schedule 5.27(b) contains a list of all of the employees of Seller (the “Employees”) at the Business, their current salary or wage rates, bonus and other compensation, benefit arrangements and period of service, department and a job title or other summary of the responsibilities of such Employees. Schedule 5.27(b) also indicates whether such Employees are part-time, full-time or on a leave of absence and the type of leave. Seller and each Benefit Plan have properly classified individuals providing services to Seller as independent contractors or Employees, as the case may be. The foregoing notwithstanding, the delivery of Schedule 5.27(b) to Buyer shall be delayed until such time as the respective counsel for Seller and Buyer mutually determine in order to comply with applicable federal antitrust considerations.
     5.28 Environmental Matters.(a) Except as disclosed on Schedule 5.28, the Real Property and Business are and at all times during Seller’s ownership have been in material compliance with the Environmental Laws, which compliance includes but is not limited to the possession by Seller of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.
          (b) Except as disclosed on Schedule 5.28, Seller has not treated, stored, managed, disposed of, transported, handled, released, or used any Material of Environmental Concern except in the ordinary course of its business and in compliance with all Environmental Laws; and, to the knowledge of Seller, no third party has treated, stored, managed, disposed of, transported, handled, released, or used any Material of Environmental Concern at the Real Property.
          (c) Except as disclosed on Schedule 5.28, there are no Environmental Claims pending or, to the knowledge of Seller, threatened against Seller, and to the knowledge of Seller, no circumstances exist which could reasonably be expected to lead to the assertion of an Environmental Claim against Seller.

          (d) Schedule 5.28 lists any off-site locations or haulers where Seller has stored or disposed or with whom Seller has arranged for the disposal of Materials of Environmental Concern, and Seller has not been notified in writing that it is a potentially responsible party at any such location under any Environmental Laws.
          (e) Except as disclosed on Schedule 5.28, Seller has not assumed or undertaken or otherwise become subject to any liability or corrective, investigatory or remedial obligation of any other person relating to any Environmental Law.
          (f) Except as disclosed on Schedule 5.28, (i) there are no underground storage tanks located on the Real Property, and any tanks identified on Schedule 5.28 have passed tightness testing when and as required by applicable law; (ii) there is no friable asbestos (as defined under Environmental Laws) contained in or forming part of any building, building component, structure or office space owned, leased or operated by Seller, and (iv) there are no polychlorinated biphenyls (“PCBs”) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by Seller.
     5.29 Medical Waste. Except as disclosed on Schedule 5.29, the operations and properties of Seller are and at all times have been in compliance with the Medical Waste Laws.
     5.30 Brokers. Seller has not engaged any broker, investment banker, financial advisor or other similar person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
     5.31 Absence of Certain Changes. Between the Balance Sheet Date and the date hereof, except as set forth on Schedule 5.31, there has not been any transaction or occurrence in which Seller or any of its Affiliates, in connection with the Facility, has:
          (a) suffered any Material Adverse Effect or any material damage, destruction or loss with respect to the Facility (other than minor damage caused by Hurricane Katrina or Hurricane Wilma, which will be repaired at Seller’s expense);
          (b) sold, transferred or otherwise disposed of any of the Assets except in the ordinary course of business;
          (c) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the Facility (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except in the ordinary course of business;
          (d) made any change in any method of accounting or accounting principle, practice, or policy;
          (e) failed to pay accounts payable and other obligations of Seller or the Business when they become due and payable in Seller’s ordinary course of business consistent with past practice; or
          (g) agreed, so as to legally bind Buyer or affect the Assets, whether in writing or otherwise, to take any of the actions set forth in this Section 5.31 and not otherwise permitted by this Agreement.

     5.32 Accounts Receivable. The accounts receivable that are reflected on the balance sheet as of the Balance Sheet Date and all accounts receivable of the Business arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business in arm’s length transactions and are carried at values, net of reserves, determined (in each case) in accordance with GAAP, consistently applied in accordance with past practice; provided, however that this Section 5.32 shall not be construed as a guaranty of collection of such accounts receivable.
     6. REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof, except as disclosed in the Schedules, Buyer represents and warrants to Seller as follows:
     6.1 Capacity. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.
     6.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and all other agreements referenced in or ancillary hereto by Buyer and the consummation of the transactions contemplated herein by Buyer:
          (a) are within Buyer’s corporate powers and are not in contravention of law or of the terms of its Certificate of Incorporation, Bylaws or any amendments thereto;
          (c) will neither conflict with nor result in a breach or contravention of, or the creation of any lien under any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;
          (b) except as set forth on Schedule 6.2, do not require any approval or consent of, notice to or filing with, any Governmental Authority bearing on the validity of this Agreement that is required by law or the regulations of any such Governmental Authority;
          (d) will not violate any statute, law, rule or regulation of any Governmental Authority to which Buyer may be subject and which would affect Buyer’s ability to consummate the transaction described herein; and
          (e) will not violate any judgment of any court or Governmental Authority to which Buyer may be subject and which would affect Buyer’s ability to consummate the transaction described herein.
     6.3 Binding Agreement. This Agreement and the other agreements contemplated by this Agreement to which Buyer is a party are and will constitute the valid and legally binding obligation of Buyer, and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     6.4 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.
     6.5 Brokers. Buyer has not engaged any broker, investment banker, financial advisor or other similar person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
     6.6 Availability of Funds. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash to satisfy the payment of the Purchase Price in accordance with Section 3.1.
     7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the satisfaction, fulfillment or performance on or prior to the Closing Date of the following conditions unless waived in writing by Buyer:
     7.1 Seller’s Deliverables. Seller shall have delivered to Buyer the agreements, documents and other items described in Section 4.2(a)-(h), the due execution of each of which shall be reasonably satisfactory to Buyer.
     7.2 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.
     7.3 Representations and Warranties. Each of the representations and warranties by Seller set forth in Article 5 hereof shall be true and correct in all material respects on the Closing Date.
     7.4 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Buyer or Seller as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.
     7.5 Confirmations. Buyer shall have received (a) confirmation in the form of a certificate from a duly authorized officer of Seller that the Facility’s certification for reimbursement by Medicare is in full force and effect on the date thereof, (b) confirmation in the form of a license from ACHA that the Facility will be, immediately after the Effective Time, licensed by the State of Florida as a 72-bed Class 3 Hospital and confirmation in the form of a Class II Institutional Pharmacy License from the Florida Department of Health, and (c) consents substantially in the form of Exhibit 7.5 to the assignment of the Material Assumed Contracts marked with an asterisk on Schedule 5.6 from the counterparties thereto.
     7.6 Absence of Certain Changes. There shall be no material adverse change in the business, operations, financial condition, accounting treatments, methods or policies for the recording of expenses and allowances related to bad debts, policy adjustments, charity discounts, or Medicare or TRICARE accounts receivable, or personnel of Seller with respect to the Business from the date hereof to the Closing Date.
     7.8 Releases. All Encumbrances currently encumbering the Assets, other than Permitted Encumbrances, shall have been duly released by the secured parties and other lien holders, and UCC-3 releases or termination statements and other lien discharging documents shall have been properly recorded or the recording thereof shall have been duly arranged.
     7.9 Closing Documents. Seller shall have executed and delivered to Buyer all other documents, agreements and certificates required to be executed or delivered by each of them pursuant to any term or provision of this Agreement.
     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are, at the option of Seller, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
     8.1 Buyer’s Deliverables. Buyer shall have delivered to Seller the agreements, documents and other items described in Section 4.3(a)-(h), the due execution of each of which shall be reasonably satisfactory to Seller.
     8.2 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.
     8.3 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Buyer or Seller as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.
     8.4 Representations and Warranties. Buyer’s representations and warranties set forth in Article 6 hereof shall be true and correct in all material respects on the Closing Date.
     8.5 Purchase Price/Closing Documents. Buyer shall have tendered the Purchase Price to Seller and shall have executed and delivered to Seller all other documents, agreements and certificates required to be executed or delivered by Buyer pursuant to any term or provision of this Agreement.
     9. ADDITIONAL AGREEMENTS AND COVENANTS
     9.1 Post-Closing Access to Information. For a period of five years after Closing, the parties will make available to one another upon written request such documents and information as may be available relating to the Assets, the Business, the Facility, the Assumed Contracts and the Assumed Liabilities for periods prior and subsequent to Closing to the extent reasonably necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.
     9.2 Employee Matters.
          (a) Prior to Closing, Buyer shall offer employment as of the Effective Time to substantially all active employees of Seller listed on Schedule 5.27(b) at wages no less favorable than those currently enjoyed by such employees and at benefit levels equivalent to those provided to similarly-situated employees of Buyer and shall not terminate 50 or more of those employees who accept such offers until at least 90 days after the Effective Time; subject, however, to the pre-employment screening requirements of Buyer. Buyer shall provide such hired employees with the same customary employee benefits as Buyer provides its existing employees. The terms of all such hired employees’ employment with Buyer shall (i) be in accordance with Buyer’s usual and customary practices for its own employees and (ii) include recognition of the existing seniority of all such Employees for employee benefits purposes. Buyer shall not be required to hire any member of senior management of the Facility. No obligations of Seller to or with respect to any of its employees, including, but not limited to, obligations under employment contracts, Benefit Plans, collective bargaining agreements, and applicable laws (including, except as provided in Section 3.2 of this Agreement, liability for payroll Taxes and other proper deductions and withholdings) are being assumed by Buyer, and except as may be specifically required by applicable law, Buyer shall not be obligated to continue any employment relationship with any employee for any specific period of time.
          (b) Buyer shall be solely responsible for, and shall indemnify and hold Seller harmless from, any and all liability arising directly or indirectly under the WARN Act, as a result of the transactions contemplated by this Agreement. Seller acknowledges and agrees that Buyer does not assume or agree to discharge any liability under COBRA with respect to any current or former employees of Seller. Seller agrees that it will not take any voluntary action, including the termination of its Benefit Plans, the effect of which would be, or might reasonably be expected to be, the imposition upon Buyer of COBRA liability for current or former employees of Seller not hired by Buyer. Additionally, Seller shall retain any and all liabilities under Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to all current and former employees of the Business. Seller shall indemnify, defend, and hold harmless Buyer from and against any and all liabilities, damages, costs, and expenses with respect to any liability assessed upon or incurred by Buyer that is the responsibility of Seller under this Section 9.2.
     9.3 Seller’s Benefit Plans. Notwithstanding anything herein to the contrary, as of the Effective Time and at its expense or the expense of the applicable Benefit Plan, Seller hereby covenants and agrees to, with respect to all employees of Seller listed on Schedule 5.27(b), (i) terminate the active participation of such employees from all Benefit Plans that are intended to be qualified under Section 401(a) of the Code; (ii) to the extent permitted by applicable law, take such actions as are necessary, or cause applicable employee retirement plans to take such actions as are necessary, to accelerate the vesting of all such employees under such plans to become effective on or before the Effective Time and permit appropriate distributions to such employees. As of the Effective Time, Seller and the Benefit Plans shall remain responsible for benefits under the Benefit Plans, and Buyer shall not become responsible for maintaining the Benefit Plans.
     9.4 Notices and Consents. Seller and Buyer shall cooperate and use their respective commercially reasonable efforts to give or make the appropriate notices to or filings with any applicable Governmental Authority required for the consummation of the transactions herein contemplated and for the Facility, as owned by Buyer, to be appropriately licensed as a Class 3 Hospital and certified for Medicare participation. Seller and Buyer shall use their commercially reasonable efforts and cooperate to obtain any required third-party consents; provided, however, that neither Seller nor Buyer shall have any liability for any failure to obtain any required third party consents. Except as otherwise expressly provided herein, with respect to any third party consents required in connection with the assignment of the Assumed Contracts that are not obtained prior to the Closing, Buyer and Seller agree that, following the Closing, notwithstanding the failure to obtain any such consents, all benefits derived from such Assumed Contracts and all liabilities arising out of such Assumed Contracts, in each case following the Closing, shall inure to and be the responsibility of Buyer. Buyer shall give any required notices to, make any required filings with, and use its commercially reasonable efforts to obtain the required Governmental Authorizations; provided, however, that Seller shall not have any liability for any failure to obtain any required Governmental Authorizations. Seller will endeavor to reasonably assure that the information to be provided by the Seller and the Facility to Buyer for inclusion in Buyer’s CMS 855 application, including the attachments and exhibits thereto, will be true and correct in all material respects and will not omit any material fact or statement. Each party shall use reasonable commercial efforts to promptly advise the other party of the status and progress of such party in obtaining any consents or approvals of third parties or Governmental Authorities which are conditions to the consummation of the transactions contemplated by this Agreement.
     9.5 Notice of Developments and Consents. Each party hereto shall give prompt written notice to the other party of any material adverse development that, were it to have been known at or before the date of this Agreement, would constitute a breach of any of its own representations or warranties in Article 5 or Article 6. No disclosure by any party under this Section 9.5 shall be deemed to amend or to supplement the Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, breach of covenant, or any failure to satisfy a closing condition.
     9.6 Affirmative Covenants of Seller. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller will:
          (a) carry on the Business in, and only in, the ordinary course of business consistent with past practice, and use all commercially reasonable efforts to preserve intact the Business, maintain its properties in all material respects in the same operating condition and repair as they exist as of the date of this Agreement, keep available the services of its present officers and significant employees and preserve its relationship with customers, suppliers and others having business dealings with it, such that there shall be no Material Adverse Effect after the date of this Agreement;
          (b) pay accounts payable and other obligations of Seller or the Business when they become due and payable in Seller’s ordinary course of business consistent with past practice;
          (c) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all laws, rules and regulations affecting the Business or the Assets as necessary so as not to cause Seller to be in breach of its representations and warranties under this Agreement;
          (d) keep in force all license, permits and approvals necessary to the operation of the business as now conducted and consistent with past practice; and
          (e) maintain in effect adequate casualty, public liability, professional malpractice and workers’ compensation insurance coverage.
     9.7 Negative Covenants of Seller. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller will not:
          (a) except as may relate to trade payables of Seller or the Business incurred in the ordinary course of business and the renewal of any malpractice insurance coverage of Seller, enter into, renew, amend, breach or terminate any contract or agreement to which it is a party other than in the ordinary course of business and consistent with past practices;
          (b) impose or suffer the imposition on any Asset of any lien or permit any such lien to exist, other than Permitted Encumbrances;
          (c) sell or dispose of any Assets, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

          (d) engage in any transaction other than in the ordinary course of business and consistent with past practices;
          (e) other than in the ordinary course of business consistent with past practices, grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee or service provider of Seller or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or Benefit Plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee or service provider; and
          (f) intentionally not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article 5 of this Agreement.
     9.8 Noncompete Agreement.
          (a) In consideration for the benefits Seller and its Affiliates will receive in connection with the transactions contemplated herein, which benefits Seller hereby acknowledges, and as further consideration for, and as a condition to, the transactions contemplated hereby, and in order that Buyer and its Affiliates shall receive and be able to maintain the benefit of the goodwill, trade secrets and confidential information which Seller enjoys and has enjoyed in connection with its operation of the Business, and recognizing that the covenants contained herein are not severable from such goodwill and are granted to Buyer in order to protect the same, and in order to otherwise protect the legitimate business interests of Buyer, Seller covenants and agrees that for a period commencing as of the Closing Date and continuing thereafter for a period of three years, Seller will not anywhere within the Restricted Territory, directly or indirectly (i) operate, develop or own any interest (other than the ownership of less than 5% of the equity securities of a publicly traded company) in any business which has activities relating to ownership of, the management or operation of, or consultation regarding a behavioral health hospital, residential treatment center, therapeutic group home, or other facility providing behavioral health inpatient, outpatient or residential treatment services or other services that in any event involve behavioral health or chemical and drug dependency-related consulting and healthcare services (a “Competing Business”); (ii) consult with any business which owns, manages or operates a Competing Business; (iii) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Buyer or its Affiliates, on one hand, and any patient, supplier or employee of Buyer or its Affiliates (except as otherwise provided by applicable law), on the other hand; or (iv) solicit any past, present or prospective employee (including all officers and managers, all regional managers and all general managers) of Buyer or its Affiliates to leave his or her employment with Buyer or its Affiliates ((i)-(iv) above being collectively the “Prohibited Activities”), such Restricted Territory and Prohibited Activities substantially covering the geography and activities that comprise the market in which the Business conducts its operations and affairs. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall prevent or prohibit Seller from owning, leasing, developing, managing, operating, consulting with, providing services to or otherwise directly or indirectly engaging in the Competing Businesses or in the Prohibited Activities within the Restricted Territory during said three-year period, on behalf of, or under a contract, subcontract, lease or other arrangement with (1) a Governmental Authority, except CMS for acute in-patient psychiatric services at a private free-standing psychiatric facility, or (2) any other entity who is either engaged on behalf of a Governmental Authority or has contracted or subcontracted with a party whereby the engagement is ultimately derived from a Governmental Authority (including, without limitation, Seller’s facilities at South Florida State Hospital and South Florida Evaluation Treatment Center).

          (b) Seller hereby acknowledges that its agreement not to engage in the activities prohibited herein for the period of time provided herein are manifestly reasonable upon their face and that they are reasonable as to time and no greater than is required for the reasonable protection of Buyer in light of the substantial harm that Buyer will suffer should Seller breach any of the provisions of this Section 9.8. Seller further agrees that the nature, kind and character of the activities prohibited herein are reasonably necessary to protect the interests of Buyer.
          (c) If a judicial determination is made that any of the provisions of this Section 9.8 constitute an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Section 9.8 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. Any judicial authority construing this Section 9.8 shall be empowered to sever any portion of the Restricted Territory or Prohibited Activities from the coverage of this agreement and to apply the provisions of this Section 9.8 to the remaining portion of the territory or the remaining activities not so severed by such judicial authority.
          (d) Seller agrees that any violation of this Section 9.8 by Seller will result in irreparable injury to Buyer, that a remedy at law for any breach or threatened breach of the covenants contained herein will be inadequate and that in the event of any such breach, Buyer, in addition to any other remedies or damages available to Buyer at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages or securing or posting any bond. In the event of any breach of this Section 9.8 by Seller and in addition to an injunction, Buyer shall also be entitled to recover the amount of fees and other compensation earned by Seller as a result of any such breach, plus any other damages a court of competent jurisdiction may find appropriate. The time period set forth in this Section 9.8 shall be tolled and suspended for a period of time equal to the aggregate quantity of time during which Seller violates such prohibitions in any respect.
     9.9 No-Shop Agreement. In consideration of the mutual covenants set forth herein and Buyer’s willingness to pursue this transaction, neither Seller nor any of Seller’s officers, directors or Affiliates shall, except as expressly contemplated herein, directly or indirectly, without Buyer’s prior written consent, initiate or hold discussions with, or provide any information to, any corporation, partnership, Person or other entity (other than Buyer) concerning a purchase, affiliation, joint venture or lease of all or a material part of or an investment in the Facility or Business, directly or indirectly, whether by sale of capital stock, merger, consolidation, sale of assets, lease, affiliation, joint venture or other transaction. Seller will within 2 days notify Buyer by telephone and thereafter confirm in writing if any such discussions or negotiations are sought to be initiated with, or any such proposal or possible proposal is received by Seller or its officers, directors, advisors or Affiliates and shall indicate in reasonable detail the identity of the person and the terms and conditions of such proposal, inquiry or contact. In the event Seller or its officers, directors or Affiliates receives an unsolicited offer relating to a type of transaction described above, Seller shall promptly inform the person making such unsolicited offer of the existence of this provision, and Seller shall decline to entertain such offer.
     9.10 Cost Reports. Seller, at its expense, shall prepare and timely file all termination and other cost reports required or permitted by law to filed under the Medicare or other third party payor programs for all periods ending at or prior to the Effective Time, or as a result of the consummation of the transaction described herein.
     9.11 Misdirected Payments. Seller and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by, or otherwise payable to, the other. In addition, and without limitation, in the event of a determination by any Governmental Authority or third party payor that payments to Seller or the Facility resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Facility must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Closing and Buyer shall be responsible for such repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Closing. In the event that, following the Closing, Buyer suffers any offsets against reimbursement against any third party payor or reimbursement programs due to Buyer, relating to amounts owed under any such programs by Seller or the Facility, Seller shall immediately upon written demand from Buyer pay to Buyer the amounts so billed or offset. These obligations shall be in addition to any other remedies available herein.
     9.12 Use of Controlled Substance Permit. To the extent permitted by applicable law, the Buyer shall have the right, for a period not to exceed one hundred and twenty (120) days following the Closing, to operate under the licenses and registrations of Seller and the Facility relating to controlled substances (“Controlled Substances Licenses”), until the Seller is able to obtain its own Controlled Substances Licenses. In furtherance thereof, Seller and the Facility shall execute and deliver to Buyer at or prior to Closing limited powers of attorney to facilitate such use. Seller does not, and shall not, make any representation regarding the lawfulness or validity of any such limited power of attorney, and Buyer shall indemnify and hold Seller harmless from and against Buyer’s use of any such limited power of attorney or use of Seller’s Controlled Substances Licenses.
     10. INDEMNIFICATION
     10.1 Indemnification by Seller and GEO. Subject to and to the extent provided in this Article 10, Seller and GEO shall indemnify and hold harmless Buyer and its officers, directors, stockholders, employees, agents and Affiliates (the “Buyer Indemnified Parties”) from and against any and all damages, claims, losses, costs, liabilities, expenses or obligations (including, without limitation, reasonable attorneys’ fees and associated expenses) (collectively, “Losses”) incurred or suffered by any of the Buyer Indemnified Parties as a result of, arising from or relating to:
          (a) any breach of, misrepresentation associated with or failure to perform fully any covenant, representation, warranty or agreement made in this Agreement on the part of Seller;
          (b) the Business and/or the Facility (including, but not limited to, the ownership and operation thereof), prior to the Effective Time (including, but not limited to, the Excluded Liabilities, but excluding the Assumed Liabilities);
          (c) the acts or omissions of Seller and its officers, directors, Affiliates, employees, agents or independent contractors occurring prior to the Effective Time;
          (d) any fraud, willful misconduct or criminal acts of Seller (including any Affiliate, officer, employee or agent thereof); and
          (e) any and all liabilities or obligations of any nature whatsoever of or relating to claims for (i) Taxes of Seller, or (ii) Taxes assessed against Buyer, the Business or the Assets that arise out of or are related to Seller’s operation or conduct of the Business prior to and including the Closing Date.
     10.2 Indemnification by Buyer and PSI. Subject to and to the extent provided in this Article 10, Buyer and PSI shall indemnify and hold harmless Seller and its respective officers, directors, shareholders, employees, agents and Affiliates (the “Seller Indemnified Parties”) from and against any Losses incurred or suffered by any of the Seller Indemnified Parties as a result of or arising from:

          (a) any breach of, misrepresentation associated with or failure to perform fully any covenant, representation, warranty or agreement made in this Agreement on the part of Buyer;
          (b) any fraud, willful misconduct or criminal act of Buyer (including any Affiliate, officer, employee or agent thereof);
          (c) Taxes (i) assessed against Seller, the Business or the Assets that arise out of or are related to Buyer’s operation or conduct of the Business from and after the Closing Date, or (ii) incurred in connection with the sale of the Assets and the consummation of the transactions contemplated by this Agreement and which are assessed by a Governmental Authority against Seller or an Affiliate of Seller, but which under the terms of this Agreement are the responsibility of Buyer;
          (d) the acts or omissions of Buyer and its officers, directors, Affiliates, employees, agents or independent contractors occurring after the Effective Time;
          (e) the Business and/or the Facility (including, but not limited to, the ownership and operation thereof) on or after the Effective Time (including, but not limited to, the Assumed Liabilities, but excluding the Excluded Liabilities); and
          (f) the failure of any third party to consent to the assignment of any Assumed Contract.
     10.3 Survival/Indemnity Period. Except for the representations and warranties of Seller set forth in 5.15, 5.16, 5.19, 5.20, 5.23, 5.25, 5.26, 5.28 and 5.29 hereof (which shall survive for the applicable statute of limitations) and except for the representations and warranties of Seller set forth in 5.7(a), 5.8 (which shall survive for four years after the Effective Time), the representations and warranties of Seller set forth herein shall survive Closing for a period of 18 months after the Closing Date and any claim by Buyer against Seller in respect of such representations and warranties must be brought, if at all, during such 18 month period. The representations and warranties of Buyer set forth herein shall survive Closing for a period of 18 months after the Closing Date and any claim by Seller in respect of such representations and warranties must be brought, if at all, during such 18 month period.
     10.4 Limitations. Notwithstanding Sections 10.1 and 10.2 hereof, the rights of the parties to be indemnified and held harmless under this Agreement shall be limited as follows: (a) No claim for indemnity by a Buyer Indemnified Party pursuant to Section 10.1(a) hereof shall be made unless and until, and only to the extent that, the aggregate dollar amount of all such claims shall have exceeded $110,000, and after such amount has been exceeded the Buyer Indemnified Party shall be indemnified for all such Losses back to the first dollar; (b) No claim for indemnity by a Seller Indemnified Party pursuant to Section 10.2(a) hereof shall be made unless and until the aggregate dollar amount of all such claims shall have exceeded $110,000, and after such amount has been exceeded the Seller Indemnified Party shall be indemnified for all such Losses back to the first dollar; (c) The maximum aggregate liability of any party for indemnification claims made pursuant to Section 10.1(a) or Section 10.2(a) hereof shall be limited to the Purchase Price. No claim pursuant to Section 10.1(a) and Section 10.2(a) may be asserted under this Agreement unless either (i) the party making the claim gives the party against whom the claim is to be made notice of such claim before the end of the applicable survival period or (ii) the party against whom the claim would be made has actual knowledge of the facts which are the basis of the claim. The liability of a party with respect to any claim pursuant to Section 10.1 or Section 10.2 hereof shall be offset dollar for dollar by (i) any insurance proceeds received by the Indemnitee after the Effective Time in respect of the Losses involved, and (ii) any other recovery made by the Indemnitee from any third party on account of the Losses involved. Buyer agrees that before any indemnity obligations can be sought against Seller or GEO for a breach of the representations and warranties set forth in Section 5.7(a) or Section 5.8 of this Agreement Buyer must make a claim under its title insurance policy and only pursue Seller or GEO for damages in excess of the amounts recovered under such title insurance policy. Nothwithstanding the foregoing sentence, the survival period for indemnity for a breach of Section 5.7(a) or Section 5.8 shall be tolled while Buyer pursues claims under its title insurance policy.
     10.5 Notice and Procedure.
          (a) Any person seeking indemnity under any provision of this Agreement (the “Indemnitee”) shall promptly notify the party from whom indemnity is sought (the “Indemnitor”) as to (i) the nature of any claims, damages, losses or liabilities asserted by or against the Indemnitee for which the Indemnitee intends to seek indemnity hereunder (“Claims”) and (ii) the commencement of any suit or proceeding brought to enforce any Claims. The Indemnitor shall assume the defense of any such suit or other proceeding and the Indemnitee shall cooperate fully, at the Indemnitor’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnitor with respect to such defense; provided however, that if the defendants in any such action include both the Indemnitor and the Indemnitee and the Indemnitee reasonably shall have concluded that there may be a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnitee, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnitor.
          (b) The Indemnitee, at the sole cost and expense of the Indemnitor, shall assist and cooperate with the Indemnitor in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnitee may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnitee shall, upon request by the Indemnitor or counsel selected by the Indemnitor and at the sole cost and expense of the Indemnitor, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and effect settlements; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnitee shall not make any demand upon the Indemnitor or counsel for the Indemnitor in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. The Indemnitee shall not, except at its own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any claim without the express approval of the Indemnitor. Notwithstanding the foregoing, the Indemnitee shall have the right to join in the defense of any litigation or claim at such Indemnitee’s own cost and expense, and, if the Indemnitee agrees in writing to be bound by and promptly to pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnitor is reasonably assured of the Indemnitee’s ability to satisfy such agreement, then, at the option of the Indemnitee, such Indemnitee may take over the defense of such litigation or claim.
          (c) If the Indemnitee shall fail to notify promptly the Indemnitor as to (i) the nature of any Claims or (ii) the commencement of any suit or proceeding brought to enforce any Claims, or if the Indemnitee shall fail to perform its obligations as the Indemnitee hereunder or to cooperate fully with the Indemnitor in the Indemnitor’s defense of any suit or proceeding, then the indemnity with respect to the subject matter of such Claim shall continue, but shall be limited to the damages that would have nonetheless resulted absent the Indemnitee’s failure to notify the Indemnitor in the time required above after taking into account such actions as could have been taken by the Indemnitor had it received timely notice from the Indemnitee.
     10.6 Right of Set-Off. Upon the agreement of the parties or a final nonappealable decision of a court of competent jurisdiction, any amounts owed among the parties arising from obligations of indemnity pursuant to this Article 10 may be set-off against amounts otherwise owed from one party to the other.
     10.7 Disregarding Materiality Exceptions. For purposes of the calculating the amount of Losses to which an Indemnitee is entitled under this Article 10 (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” “Material Adverse Effect” and other qualifiers, modifiers or limitations (including monetary values and qualifiers as to “knowledge”) shall be disregarded.
     10.8 Remedies. Except as provided in Section 11.3, the indemnification rights provided in Article X shall be the sole and exclusive remedy of the parties hereto arising out of or relating to this Agreement, and the transactions contemplated hereby; provided, however, that the foregoing shall not prohibit either party from seeking specific performance with respect to its rights under this Agreement.
     10.9 No Consequential Damages. In no event shall any party hereto be liable hereunder for any special, incidental, punitive, exemplary or consequential damages (including, but not limited to, any claim by Buyer based upon a multiple of earnings with respect to any unaudited financial statements or information provided by Seller).
     11. TERMINATION
     11.1 Termination Events. This Agreement may be terminated at any time prior to Closing upon prior written notice given by (or on behalf of) the party electing to terminate this Agreement to the other party:
          (a) by mutual agreement of the Buyer and the Seller (expressed in writing);
          (b) by either Buyer or Seller if any permanent injunction, court order or other order, decree or ruling of any court or other Governmental Authority of competent jurisdiction or new law or change to existing law permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;
          (c) by either the Buyer or the Seller if the Closing shall not have occurred by January 1, 2006; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to (i) any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of the Closing to occur on or before such date, or (ii) any party whose failure to fulfill any material obligation under this Agreement or whose failure to use all good faith efforts to promptly cause the satisfaction of the conditions under Article 7 or Article 8, as applicable, has been the cause of, or resulted in, the failure of the Closing to occur by such date; provided, further, if the Closing shall not have occurred by January 1, 2006 solely as a result of the parties’ failure to obtain or receive the items set forth on Schedule 11.1(c), this Agreement shall not be terminable pursuant to this Section 11.1 until February 28, 2006;
          (d) by Buyer, if a Material Adverse Effect shall have occurred since the Balance Sheet Date.

          (e) by the Buyer upon a breach in any material respect of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have been materially breached or shall have been or become materially untrue, in any such case that the conditions set forth in Article 7 would be incapable of being satisfied by January 1, 2006 (or any later date as such date may be otherwise extended by mutual agreement of the parties);
          (f) by Buyer pursuant to Section 2.3; or
          (g) by the Seller upon a breach in any material respect of any covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have been materially breached or shall have been or become materially untrue in any such case such that the conditions set forth in Article 8 would be incapable of being satisfied by January 1, 2006 (or any later date as such date may be otherwise extended by mutual agreement of the parties).
     11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, all obligations of the parties hereto shall terminate other than the obligations of a party set forth in Section 11.3 and 12.2 hereof. Termination of this Agreement by a party shall not preclude the terminating party from seeking remedies related to the breach of a representation, warranty or covenant contained in this Agreement.
     11.3 Remedies in the Event of Termination. If this Agreement is terminated by Buyer or Seller pursuant to Section 11.1(e) or Section 11.1(g), respectively, the terminating party shall have the right, in its sole discretion, to elect to either (i) collect a termination fee in the amount of $1,000,000 from the breaching party payable by wire transfer within two (2) business days after the date of such termination, or (ii) in the event the terminating party does not pursue the remedy in clause (i), subject to Section 10.9, pursue any available remedy at law or in equity against the breaching party.
     12. GENERAL
     12.1 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telecopy and telex) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller:	GEO CARE, INC.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487
Attention: John J. Bulfin, Esq

With a copy to:	Akerman Senterfitt
One Southeast Third Avenue
Suite 2800
Miami, Florida 33131
Attention: Jose Gordo, Esq
Fax: (305) 374-5095

Buyer:	Atlantic Shores Hospital, LLC
c/o Psychiatric Solutions, Inc.
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067
Attn: Christopher L. Howard, Esq.

With a copy to:	Waller Lansden Dortch & Davis, PLLC
511 Union Street, Suite 2700
Post Office Box 198966
Nashville, Tennessee 37219
Attn: E. Brent Hill, Esq.
Fax No.: (615) 244-6804
or to such other address, and to the attention of such other person or officer as any party may designate in writing.
     12.2 Confidentiality; Public Announcement.
          (a) It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or any Affiliate of Buyer or their agents and the information, documents and instruments delivered to Buyer or any Affiliate of Buyer or their agents including, without limitation, this Agreement and all documents delivered hereunder, are of a confidential and proprietary nature (“Confidential Information”). Each of the parties hereto agrees that prior to and subsequent to Closing it will maintain the confidentiality of all such Confidential Information delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such Confidential Information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any Confidential Information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto recognizes that any breach of this Section would result in irreparable harm to the other parties to this Agreement and their Affiliates and that therefore either Buyer or Seller shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies.
          (b) Prior to the Closing Date, either party may issue a press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other party, provided, however, that the parties shall give each other a reasonable opportunity to review such communications prior to their dissemination. Notwithstanding the foregoing, either party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent required by law, or to comply with accounting or other disclosure obligations.
     12.3 Cost of Transaction. Except as otherwise provided herein: (i) Buyer shall pay all costs and premiums associated with the title policy described in Section 2.3 hereof, (ii) Buyer shall pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with Buyer’s due diligence investigations and the subject matter hereof and any amendments hereto, (iii) Buyer shall be responsible for paying all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the sale of the Assets and the consummation of the transactions contemplated by this Agreement, (iv) Seller shall pay the costs of the Real Property survey, and (v) Seller pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto.
     12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.
     12.5 Choice of Law; Waiver of Jury Trial. The parties agree that this Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Florida, excluding any conflict-of-laws rule or principle that might refer the governance or the interpretation, construction or enforcement of this Agreement to the laws of another jurisdiction. BUYER AND SELLER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.6 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns and no others; provided, however, that no party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder to any entity that is controlled by Buyer; provided, however, that Buyer shall not be relieved from any liability or obligation hereunder as a result of such assignment.
     12.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.
     12.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyer or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms (including duration, area or amount) to such illegal, invalid or unenforceable provision as may be possible.
     12.9 Entire Agreement/Amendment. This Agreement supersedes all previous agreements, contracts and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties in respect of the within subject matter and no party shall be entitled to benefits other than those specified herein. As among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. Each party hereto acknowledges that in entering into and executing this Agreement, such party relied solely upon the representations, warranties and agreements contained in this Agreement and no others. All prior representations, warranties or agreements, whether written or oral, not expressly incorporated herein are hereby superseded and no amendments, modifications or changes in or to this Agreement shall be effective unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
     12.10 Further Assurances. To the extent not already provided herein, on and after the Closing Date, Buyer and Seller will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including putting Buyer in possession and operation control of the Business and the Assets or to convey title to the Assets to Buyer.
     12.11 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and this Agreement does not, and shall not be construed to, confer third-party beneficiary rights upon any other Person.
     12.12 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.
     12.13 Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     12.14 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

SELLER: GEO CARE, INC.
By:	/s/
Its:

BUYER: ATLANTIC SHORES HOSPITAL, LLC
By:	/s/
Its:

Each of GEO and PSI hereby execute this Agreement for the purpose of becoming subject to the covenants, agreements and obligations set forth in Article 10 to this Agreement:

THE GEO GROUP, INC.
By:	/s/
Its:

PSYCHIATRIC SOLUTIONS, INC.
By:	/s/
Its: